Release:             On receipt, July 27, 2016
Media contact:         Erica Jensen, 515-248.2268, jensen.erica@principal.com
Investor contact:    John Egan, 515-235-9500, egan.john@principal.com

Principal Financial Group Names Scott Mills to Board of Directors

(Des Moines, Iowa) - The Principal Financial Group® (NYSE: PFG) announced today that Scott M. Mills, executive vice president and chief administrative officer of Viacom, Inc., has been elected to the Principal® Board of Directors, effective July 27, 2016.

“Scott will be a valuable board member. He is an accomplished executive with significant experience in capital markets, finance and operations. His experience with accounting, human resources, business development and strategic planning fit well with our global strategy,” said Dan Houston, chairman, president and chief executive officer of Principal.

Mills, 48, has been in his current role with Viacom since 2012. Prior to that, he was president and chief operating officer of Viacom’s BET Networks unit, where he previously served as chief financial officer and president of Digital Media. He worked in investment banking and served as Deputy Treasurer for the City of Philadelphia before joining BET. A native of New York, Mills received his bachelor’s degree in economics from the Wharton School of the University of Pennsylvania.

“I’m looking forward to being a part of Principal’s continued expansion as the company deepens its extensive global reach and executes its aggressive growth strategy,” said Mills.

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About Principal®
Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals - offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

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